Exhibit 99.2
MEMORANDUM OF UNDERSTANDING
     WHEREAS, there is pending in the Court of Common Pleas of Hamilton County, Ohio (the “Court”), an action styled Webb, et al. v. Great American Financial Resources, Inc., et al., Case No. A0701905 and an action styled Call4U Limited, et al. v. Carl H. Lindner, et al., Case No. A0701929 (the “Actions”); and
     WHEREAS, the Actions were filed as putative class actions by the named Shareholder Plaintiffs on behalf of all holders, other than Defendants and any person, firm, trust, corporation, or other entity related to or affiliated with Defendants, of the common shares of Great American Financial Resources, Inc. (the “Company” or “GAFRI”); and
     WHEREAS, Defendants in the actions are Great American Financial Resources, Inc., Carl H. Lindner, S. Craig Lindner, Robert A. Adams, Kenneth C. Ambrecht, John T. Lawrence, III, William R. Martin, Charles R. Scheper, Ronald G.. Joseph, and American Financial Group, Inc. (“AFG”); and
     WHEREAS, on or about February 22, 2007 AFG announced that it had proposed to the Directors of GAFRI a merger transaction whereby the approximately 19% of the outstanding common shares of GAFRI that AFG did not already own would be acquired for a price of $23.50 per share (the “Transaction”); and
     WHEREAS, the Actions were filed in the Court beginning on February 28, 2007 alleging that Defendants breached their fiduciary duties in connection with the proposed Transaction, seeking primarily injunctive and other equitable relief and monetary damages with respect to the Transaction and the conduct of the negotiations leading up to the Transaction (the “Negotiations”); and

     WHEREAS, the Actions were transferred and consolidated by order of the Court of Common Pleas entered April 18, 2007; and
     WHEREAS, Plaintiffs in the Actions continue to maintain that the Defendants have committed and attempted to commit breaches of fiduciary duty and have acted in an improper manner towards GAFRI shareholders; and
     WHEREAS, Defendants deny that they have committed or attempted to commit any violation of law or breach of duty, including any breach of duty owed to GAFRI shareholders or have otherwise acted in any improper manner; and
     WHEREAS, Plaintiffs’ counsel and counsel for Defendants, after review of financial information regarding GAFRI and extensive arms-length negotiations concerning a possible resolution of the Actions, have reached an agreement in principle providing for the settlement of the Actions on the terms and conditions set forth below (the “Settlement”), and the parties believe that the Settlement is fair and is in the best interest of GAFRI and the public shareholders of GAFRI;
     NOW, THEREFORE, it is hereby stipulated and agreed, and subject to approval of the Court, by and among the parties hereto:
I. PRINCIPAL TERMS OF SETTLEMENT
     As a result of the efforts of Plaintiffs and Plaintiffs’ counsel in the Actions, their communications and negotiations with Defendants through their counsel, and the litigation efforts of Plaintiffs and their counsel, the parties, by their respective counsel, agree in principle as follows:

     (A) AFG agrees that, among other reasons, as a result of the efforts of Plaintiffs and Plaintiffs’ counsel in the Actions, it has agreed to acquire the outstanding shares of GAFRI public shareholders in the Transaction for $24.50 (Twenty Four Dollars and Fifty Cents) per share, an amount in excess of what was proposed in the Transaction.
     (B) Defendants shall provide Plaintiffs’ counsel the opportunity to review and comment upon the disclosures contained in the publicly-filed disclosure documents relating to the Transaction, including, but not limited to, any definitive agreement of merger (the “Merger Agreement”) and those yet to be filed, and will agree in good faith to consider Plaintiffs’ comments.
     (C) Counsel for Plaintiffs shall depose one or more members of AFG’s Board of Directors, the Special Committee of the Board of GAFRI, and a representative of Cochran Coronia Waller (“CCW”), regarding the Transaction, the considerations of the AFG and GAFRI Boards leading up to the announcement of the Transaction and the entering of the Merger Agreement, and the strategic alternatives considered by the AFG and GAFRI Boards prior to announcing the Transaction and entering into the Merger Agreement. Such depositions shall inquire into, among other issues, whether the GAFRI Board acted in the best interests of GAFRI shareholders in making the decision to enter into the Transaction. Plaintiffs agree that any information or material received by Plaintiffs’ counsel shall be deemed covered by the terms of a Stipulated Protective Order entered into by the parties to the Actions and shall be used solely for the purposes described in this paragraph and shall be held strictly confidential, provided, however, that Plaintiffs’ counsel shall be free to disclose to Plaintiffs and the Court such information as Defendants and Plaintiffs’ counsel shall, in good faith, agree.

     (D) Defendants shall provide Plaintiffs’ counsel with the opportunity to review all documents not yet produced in the Actions by Defendants, which were considered by GAFRI’s Board and CCW with respect to the Transaction and such other documents as Plaintiffs’ counsel in the Actions and Defendants shall, in good faith, agree upon. Should such discovery suggest facts inconsistent with those discussed in Paragraph C above, this Memorandum of Understanding shall be null and void.
II. STIPULATION OF SETTLEMENT
     Within sixty (60) days after the parties enter into this Agreement, the parties will attempt, in good faith, to agree upon and execute an appropriate Stipulation of Settlement (the “Stipulation”) and such other documentation as may be required in order to obtain Final Court Approval (as defined below) of the Settlement and the dismissal of all the Actions upon the terms set forth in this Memorandum of Understanding (collectively the “Settlement Documents”). The Stipulation will expressly provide for certification of a settlement class of GAFRI shareholders pursuant to Oh.R.Civ.P. 23(B)(1) and (B)(2), and their successors in interest and transferees from February 22, 2007, through the effective date of a merger transaction, as defined in the Merger Agreement, and the Settlement Agreement shall make clear that the right of any GAFRI shareholder to dissenters’ statutory rights of appraisal shall be preserved. The Stipulation will also expressly provide for the settlement class to include all GAFRI shareholders (except the defendants in the Actions and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest and transferees (the “Class”); for entry of a judgment dismissing the Actions “with prejudice” and without costs to any party, except as expressly provided herein; for a complete release and settlement of all claims of shareholders, whether asserted directly, derivatively or otherwise, against Defendants or any of their families, parent entities, affiliates, subsidiaries, predecessors, successors or assigns, and each and all of their respective past, present or future officers, directors, associates, stockholders, controlling persons, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates or administrators, which have been, or could have been, asserted, whether known or unknown and whether arising under federal, state or any other law (including without limitation, the federal securities laws), relating to the Transaction, and the actions of Defendants relating to the Negotiations, the Transaction, the related disclosure materials, the events described in such disclosure materials, disclosures, facts and allegations that are or could (insofar as such transactions, disclosures, facts and allegations relate to, or occurred in connection with, the subject matter of the Actions) be the subject of the Actions; that Defendants have denied and continue to deny that they have committed or attempted to commit any violations of law or breaches of fiduciary duty; that Defendants are entering into the Stipulation solely because the proposed Settlement would eliminate the burden, inherent risk, and expense of further litigation, and is in the best interests of GAFRI and all its shareholders.
III. NOTICE AND COURT APPROVAL
     Subject to prior Court approval of the Stipulation and the form of the Settlement Documents, the parties to the Actions will present the Settlement Documents to the Court for approval as soon as practicable following dissemination of appropriate notice of the proposed

Settlement to GAFRI shareholders. The funds to pay the costs and expenses related to providing such notice (and administration of the Settlement) will be paid by Defendants and shall not come from monies that otherwise would go to GAFRI shareholders. As used herein, “Final Court Approval” of the Settlement means that the Court has entered an Order approving the Settlement and that such Order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by certiorari or otherwise, has expired. Subject to the terms and conditions of this Memorandum of Understanding and the contemplated Stipulation of Settlement, Plaintiffs’ counsel in the Actions will apply for an award of attorneys fees and expenses, including expert witness fees, in an amount not to exceed $850,000.00 (Eight Hundred Fifty Thousand Dollars), which Defendants and other releasees will not oppose, to be paid by Defendants in the amount awarded by the Court within thirty days of such award. This fee and partial reimbursement of expenses will not come from monies that would otherwise go to GAFRI shareholders and shall be paid to Richard S. Wayne, Strauss & Troy, in trust for co-lead counsel for Plaintiffs, who shall jointly have the responsibility for allocating it among Plaintiffs’ counsel.
IV. OTHER CONDITIONS
     The consummation of the Settlement is subject to: (a) consummation of the Transaction; (b) the review and comments of Plaintiffs’ counsel on the Merger Agreement and other documents relating to the consummation thereof, including, but not limited to, any proxy statements or other documents relating thereto, which comments shall be considered in good faith by Defendants; (c) the drafting and execution of the Settlement Documents and the other agreements necessary to effectuate the terms of the proposed Settlement; (d) the completion by

Plaintiffs’ counsel of discovery in the Actions reasonably satisfactory to Plaintiffs’ counsel; and (e) Final Court Approval (as defined above) of the Settlement and dismissal of the Actions with prejudice. This Memorandum of Understanding shall be null and void and of no force and effect if (i) any of these conditions are not met; or (ii) Plaintiffs or Plaintiffs’ counsel in the Actions determine that the Settlement is not fair and reasonable following additional discovery. In such an event, this Memorandum of Understanding shall be not deemed to prejudice in any way the positions of the parties with respect to the Actions and shall not entitle any party to recover any costs or expenses incurred in connection with the implementation of this Memorandum of Understanding.
VI. MISCELLANEOUS
     (A) This Memorandum of Understanding may be executed in counterparts by any of the signatories hereto and as so executed shall constitute one agreement.
     (B) This Memorandum of Understanding and the Settlement contemplated by it shall be governed by and construed in accordance with the laws of the State of Ohio.
     (C) This Memorandum of Understanding shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors, and assigns, subject to the conditions set forth herein.
     (D) Plaintiffs and their counsel represent that none of the claims or causes of action asserted in the Actions have been assigned, encumbered or in any manner transferred, in whole or in part.

     (E) Except as provided herein, or pursuant to the Delaware appraisal statutes, no party shall bear any expenses, costs, damages or fees alleged or incurred by any other party or their respective attorneys, experts, advisors, agents or representatives.
     (F) Reasonably promptly following the execution of this Memorandum of Understanding by the parties, Defendants shall publicly disclose the terms of the proposed Settlement, after providing Plaintiffs’ counsel with a copy of the proposed press release and an opportunity to comment on the press release.
     (G) The provisions contained in this Memorandum of Understanding shall not be deemed a presumption, concession or admission by any party, including an admission of breach of duty, liability, default or wrongdoing as to any facts or claims alleged or asserted in the Actions, or in any other action or proceedings, and shall not be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person in the Actions or in any other action or proceeding of any nature whatsoever.
     This Agreement is entered into this 17th day of May, 2007.
AGREED TO:
STRAUSS & TROY

By: /s/ Richard S. Wayne
Richard S. Wayne (0022390)
William K. Flynn (0029536)
The Federal Reserve Building
150 East Fourth Street
Cincinnati, OH 45202-4018
(513) 621-2120 – phone
(513) 629-9426 – fax
LERACH COUGHLIN STOIA GELLER RUDMAN
   & ROBBINS

Jonathan M. Stein
120 East Palmetto Park Rd., Suite 500
Boca Raton, FL 33432
(561) 750-3000 – phone
(561) 750-3364 – fax
Co-Lead Counsel for Plaintiffs

/s/ James E. Burke
James E. Burke
KEATING, MUETHING & KLEKAMP PLL
1 East Fourth Street, Suite 1400
Cincinnati, OH 45202
(513) 579-6400 – phone
(513) 579-6457 – fax
Attorney for American Financial Group, Inc.

/s/ Robert A. Pitcairn, Jr.
Robert A. Pitcairn, Jr.
KATZ TELLER BRANT & HILD
255 E Fifth Street, Suite 2400
Cincinnati, OH 45202-4787
(513) 721-4532 – phone
(513) 762-0077 – fax
Attorney for Great American Financial Resources, Inc., Carl H. Lindner, S. Craig Lindner, Kenneth C. Ambrecht, William Martin, Robert Adams, Ronald G. Joseph, John Laurance and Charles Scheper